Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-209612

LYB International Finance II B.V.

€750,000,000 1.875% Guaranteed Notes due 2022

Pricing Term Sheet dated February 24, 2016

Issuer:	LYB International Finance II B.V.

Parent Guarantor:	LyondellBasell Industries N.V.

Security Description:	1.875% Guaranteed Notes due 2022

Distribution:	SEC-registered

Principal Amount:	€750,000,000

Coupon:	1.875%

Maturity:	March 2, 2022

Offering Price:	99.607% of face amount

Yield to Maturity:	1.945%

Spread to Benchmark Security:	+225.2 basis points

Spread to Mid-Swap:	+182 basis points

Mid-Swap Yield:	0.125%

Re-offer Yield:	1.945%

Benchmark Security:	DBR 2.00% due January 4, 2022

Benchmark Security Spot and Yield:	113.65 / -0.307%

Interest Payment Dates:	Annually on March 2

First Interest Payment Date:	March 2, 2017

Proceeds to Issuer (before expenses):	€744,240,000

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemptions:

Make-Whole Call:	Before December 2, 2021 at a discount rate equal to the Comparable Government Bond Rate (as defined in the preliminary prospectus supplement dated February 24, 2016) plus 35 basis points, plus accrued and unpaid interest, if any

Par Call:	Commencing December 2, 2021, plus accrued and unpaid interest, if any

See “Description of the Notes—Optional Redemption” in the preliminary prospectus supplement for more information.

Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest and additional interest, if any

Trade Date:	February 24, 2016

Settlement*:	March 2, 2016 (T+5)

CUSIP / ISIN:	50247W AA5 / XS1373987707

Governing Law:	New York

Expected Listing:	Global Exchange Market of the Irish Stock Exchange plc

Expected Ratings**:	Baa1 / BBB (stable /stable)

Denominations/Multiple:	€100,000 / €1,000

Clearing and Settlement	Euroclear/Clearstream

Stabilization	Stabilization/FCA

Joint Book-Running Managers:	Barclays Bank PLC Deutsche Bank AG, London Branch ING Bank N.V. Morgan Stanley & Co. International plc

Co-Managers:	HSBC Bank plc J.P. Morgan Securities plc Merrill Lynch International Mizuho International plc UniCredit Bank AG

* It is expected that delivery of the notes will be made to investors on or about March 2, 2016, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisors.

**A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling Barclays Bank PLC at 1 (888) 603-5847, Deutsche Bank AG, London Branch at 1 (800) 503-4611, ING Bank N.V. at +31 20 501 3104 or Morgan Stanley & Co. International plc at 1 (866) 718-1649.

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